Exhibit 99.3

Private & confidential Intended solely for recipient Proposal for a Plan of Liquidation of Altaba

Altaba - 2 - The current strategy Altaba has announced the intention to sell its Yahoo Japan stake Altaba has announced a share repurchase plan Altaba is evaluating options for monetising its Alibaba stake The current discount to NAV of 26% significantly exceeds the tax liability on liquidation Altaba is rightly focused on reducing the discount to NAV

Altaba - 3 - The current strategy is unlikely to materially reduce the discount to NAV 65% of Altaba shareholders are non - US and subject to dividend withholding making Altaba tax inefficient relative to Alibaba Altaba is not included in indices and therefore remains off - limits for long - only funds and ETFs Corporate tax rates might rise in the future No natural shareholder base A gradual sale of assets will delay shareholder returns

Altaba - 4 - Corporate tax rates may increase But rising budget deficits may lead to higher future tax rates Altaba should crystallise the benefits of US tax reform before tax rates increase Only immediate monetisation of assets can crystallise current tax rates US tax reform has provided an opportunity to Altaba to monetise its assets

Altaba - 5 - A Plan of Liquidation would narrow the discount to NAV Source: Duff & Phelps. Blockage Discount is the impact of liquidating a large amount of stock in a finite time frame effectively depressing the market price Duff & Phelps estimates that the Blockage Discount could be up to 15% of the value of Alibaba shares A Blockage Discount for tax can be applied if Alibaba shares are distributed Altaba would distribute to its shareholders around 80% of its Alibaba shares Such a distribution would not be subject to dividend withholding tax Altaba would sell 20% of its Alibaba shares to pay tax and create reserves

Altaba - 6 - A Plan of Liquidation will reduce the effective tax rate and the discount to NAV The effective tax rate could decline to 17 - 18% with a Blockage Discount Source : Altaba, Duff & Phelps and Bloomberg.

Altaba - 7 - Timeline & Process Timeline of 9 to 12 months to distribute the vast majority of Altaba’s assets Alibaba would file a Resale Registration Statement on Form F - 3 pursuant to the Registration Rights Agreement (RRA) SEC approves Definitive Proxy Statement (65 to 80 days) Special meeting for shareholders. Delaware Law and 1940 Act require 50% of outstanding shares of Altaba voting in favour to approve the Plan Distribute 80% of Alibaba shares Sell 20% of Alibaba shares to pay the tax liability and contingency reserves

Altaba - 8 - Source : Akin Gump, Duff & Phelps and Bloomberg. The Blockage Discount is subject to different valuation methodologies Firm underwritten offers from investment banks for the entire Alibaba stake Longer liquidation period and downside protected with put options 20 to 27% discount 15% discount 15 to 20% range A Blockage Discount of 15 to 20% is possible

Altaba - 9 - Source : PWC, Akin Gump, Duff & Phelps and Altaba. A low effective tax rate can be achieved in a Plan of Liquidation US federal tax rate Impact of Blockage Discount (at a 15% assumption) 21% - 3% Impact of State and Local Taxes 0% to +1% Impact of Tax Basis (over $4 Bn ) - 1% Effective tax rate 17 - 18%

Altaba - 10 - Yahoo Japan Yahoo Japan shares should either be sold or distributed to shareholders Altaba should request this consent from Softbank to increase options Distribution likely requires Softbank consent The limited free float and Altaba’s 35% ownership can justify a high Blockage Discount If consent is given, a distribution may be superior to a sale

Altaba - 11 - Alibaba may bid for Altaba A Plan of Liquidation limits the window of opportunity for Alibaba to bid for Altaba A share for share bid creates value for Alibaba Any bid needs to be superior to a Plan of Liquidation

Altaba - 12 - Alternatives to a Plan of Liquidation A voluntary offer of exchange of Alibaba shares for Altaba shares Sale of Alibaba shares with proceeds used to repurchase Altaba shares An all stock bid by Alibaba for all of Altaba All alternatives must be superior to a Plan of Liquidation factoring in time value

Disclaimer

This document is being issued by TCI Fund Management Limited and the information contained herein may not be reproduced, distributed or published by any recipient for any purpose without the prior consent of TCI Fund Management Limited. By accepting these materials, you hereby acknowledge and agree to all of the terms and conditions in this disclaimer and disclosure statement. This document is not classified as a financial promotion.

TCI Fund Management Limited is authorised and regulated by the Financial Conduct Authority of the United Kingdom. The information and opinions contained in this document are for background purposes only, do not purport to be full or complete and do not constitute investment advice. This document does not constitute or form part of any offer to issue or sell, or any solicitation of an offer to subscribe or purchase any investment in any jurisdiction nor shall it or the fact of its distribution form the basis of, or be relied on in connection with, any contract therefore. This document does not constitute a recommendation to any shareholder as to how such shareholder should vote, tender or act with respect to any transaction or matter.

Certain information contained herein may constitute forward-looking statements. Due to various uncertainties and actual events, including those discussed herein, recipients should not rely on such forward-looking statements. Any target objectives are goals only, are not projections or predictions, and are presented solely for your information. The body of this document is supplemented by footnotes which identify TCI Fund Management Limited's sources, assumptions, estimates, and calculations. This information contained herein should be reviewed in conjunction with the footnotes. The views expressed herein represent the current opinions as of the date hereof of TCI Fund Management Limited and are based on publicly available information regarding Altaba Inc. ("Altaba"). Certain financial information and data used herein have been derived or obtained from, without independent verification, public filings, including filings made by Altaba with the Securities and Exchange Commission ("SEC") and other sources. TCI Fund Management Limited is an independent company, and its opinions and projections within this presentation are not those of Altaba and have not been authorized, sponsored, or otherwise approved by Altaba. No reliance may be placed for any purpose on the information and opinions contained in this presentation or their accuracy or completeness. No representation, warranty or undertaking, express or implied, is given as to the accuracy or completeness of the information or opinions contained in this presentation by any of TCI Fund Management Limited, its directors, affiliates or employees and no liability is accepted by such persons for the accuracy or completeness of any such information or opinions.

TCI Fund Management Limited currently holds a substantial amount of securities of Altaba and short positions in Alibaba Group Holding Limited and Yahoo Japan Corporation. TCI Fund Management Limited may, from time to time, sell all or a portion of such securities in open market transactions or otherwise (including via short sales), buy additional units (in the open market, through privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such securities.

Certain information contained herein, including projections, market outlooks, assumptions, opinions and estimates made by TCI Fund Management Limited, may constitute forward-looking statements. Such forward-looking statements are based on certain assumptions and involve certain risks and uncertainties, including risks and changes affecting industries generally and Altaba specifically. Given the inherent uncertainty of projections and forward-looking statements, you should be aware that actual results may differ materially from the projections and other forward-looking statements contained herein due to reasons that may or may not be foreseeable. Therefore, due to various uncertainties and actual events, including those discussed herein, recipients should not rely on such forward-looking statements. Any target objectives are goals only, are not projections or predictions, and are presented solely for your information.

TCI Fund Management Limited, 7 Clifford Street, London, W1S 2FT, UK

-13-